EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Financial Guaranty Insurance Company:

     We consent to the to the use of our report dated January 22, 2001 on the financial statements of Financial Guaranty Insurance Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in the Form 8-K of CWABS, Inc. (the "Registrant"), which is incorporated by reference in the registration statement (No. 333-38686) of the Registrant and to the reference to our firm under the heading "Experts" in the Prospectus Supplement of the Registrant.

                                                      /s/ KPMG LLP


New York, New York
May 22, 2001